                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          BIRMINGHAM STEEL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                      (BIRMINGHAM STEEL CORPORATION LOGO)

                                                                December 7, 1999

Dear Fellow Stockholder:

     You are invited to attend the rescheduled Annual Meeting of Stockholders of Birmingham Steel Corporation (the "Company"), which will be held on Friday, December 17, 1999 at 10:00 A.M., local time, at the Sheraton Perimeter Park South Hotel, Highway US 280 at Interstate 459, Birmingham, Alabama.

     As you know, over the past few months Birmingham Steel was involved in a proxy contest regarding the future management of the Company. On December 2, 1999, all parties to the proxy contest signed a Settlement Agreement resolving and concluding the proxy contest. Pursuant to the Settlement Agreement, the Company's Board of Directors was reconstituted to include the following twelve directors: John D. Correnti, Donna M. Alvarado, Steven R. Berrard, Alvin R. Carpenter, C. Stephen Clegg, Jerry E. Dempsey, Robert M. Gerrity, Robert D. Kennedy, James W. McGlothlin, Richard de J. Osborne, Robert H. Spilman, and James A. Todd, Jr. On December 2, 1999, the newly appointed Board of Directors elected John D. Correnti as Chairman of the Board and Chief Executive Officer replacing Robert A. Garvey.

     We are pleased that the proxy contest was resolved in an amicable manner and is now behind us. We can now focus on our number-one priority: building the value of Birmingham Steel for all of the Company's shareholders.

     The formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to be acted upon. Time will be provided during the meeting for discussion and you will have an opportunity to ask questions about the Company.

     We apologize for the short notice of the Annual Meeting. However, we must hold the Annual Meeting on December 17, 1999 in order to avoid significant expenses associated with changing the previously announced record date of October 19, 1999. After reading the enclosed notice of the Annual Meeting and proxy statement, PLEASE SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD PROMPTLY. Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Return of the signed and dated proxy card will not prevent you from voting in person at the Annual Meeting should you later decide to do so.

                                          Sincerely yours,

                                          (/s/ John D. Correnti)
                                          John D. Correnti
                                          Chairman of the Board and
                                          Chief Executive Officer

                          BIRMINGHAM STEEL CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 17, 1999

     The Annual Meeting of Stockholders of Birmingham Steel Corporation (the "Company") will be held at Sheraton Perimeter Park South Hotel, Highway US 280 at Interstate 459, Birmingham, Alabama, on Friday, December 17, 1999 at 10:00 A.M., local time, for the following purposes:

          (1) To elect twelve directors, each to serve until the next Annual Meeting of Stockholders and until his or her successor has been elected and qualified.

          (2) To approve and ratify the selection of Ernst & Young LLP as the independent auditors for the Company and its subsidiaries for the fiscal year ending June 30, 2000.

          (3) To transact such other business as may, in accordance with the Company's Bylaws, be properly brought before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on October 19, 1999 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

     Please sign and date the enclosed green proxy card and return it promptly in the enclosed reply envelope. If you are able to attend the meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the meeting.

                                          By Order of the Board of Directors,

                                          (/s/ Catherine W. Pecher)
                                          Catherine W. Pecher
                                          Vice President and Secretary

Birmingham, Alabama
December 7, 1999

                          BIRMINGHAM STEEL CORPORATION

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Birmingham Steel Corporation, a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders to be held at the Sheraton Perimeter Park South Hotel, Highway US 280 at Interstate 459, Birmingham, Alabama, on Friday, December 17, 1999, at 10:00 A.M., local time, and at any adjournment or postponement thereof (the "Annual Meeting").

     As you know, over the past few months Birmingham Steel was involved in a proxy contest regarding the future management of the Company. On December 2, 1999, all parties to the proxy contest signed a Settlement Agreement resolving and concluding the proxy contest. Pursuant to the Settlement Agreement, the Company's Board of Directors was reconstituted to include the following twelve directors: John D. Correnti, Donna M. Alvarado, Steven R. Berrard, Alvin R. Carpenter, C. Stephen Clegg, Jerry E. Dempsey, Robert M. Gerrity, Robert D. Kennedy, James W. McGlothlin, Richard de J. Osborne, Robert H. Spilman, and James A. Todd, Jr. On December 2, 1999, the newly appointed Board of Directors elected John D. Correnti as Chairman of the Board and Chief Executive Officer replacing Robert A. Garvey.

     We are pleased that the proxy contest was resolved in an amicable manner and is now behind us. We can now focus on our number-one priority: building the value of Birmingham Steel for all of the Company's shareholders.

     All proxies in the enclosed form that are properly executed and received by the Company prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting or any adjournments thereof in accordance with the instructions thereon, or, if no instructions are made, will be voted FOR approval of proposals 1 and 2 set forth in the Notice of Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a subsequently dated proxy relating to the same shares and delivering it to the Secretary of the Company before the Annual Meeting, or
(iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to Birmingham Steel Corporation, 1000 Urban Center Drive, Suite 300, Birmingham, Alabama 35242,
Attention: Catherine W. Pecher, Secretary, or hand delivered to the Secretary at or before the taking of the vote at the Annual Meeting. A stockholder may abstain or withhold his or her vote (collectively, "abstentions") with respect to each item submitted for stockholder approval. In addition, brokers and other nominees may not be entitled to vote shares held in "street name" on certain non-routine items absent customer instructions (known as a "broker nonvote"). Shares represented by proxies indicating abstentions and broker nonvotes, if any, will be counted as present for purposes of determining the existence of a quorum. Because the election of directors is determined by the votes cast at the meeting, abstentions and broker nonvotes, if any, will not affect such election. However, since other matters that come before the Meeting may require the affirmative vote of a majority of all shares outstanding, and not just those represented at the meeting, abstentions and broker nonvotes, if any, will have the effect of a vote against those proposals.

     The mailing address of the principal executive offices of the Company is 1000 Urban Center Drive, Suite 300, Birmingham, Alabama 35242. This Proxy Statement and the accompanying Notice of Annual Meeting and green proxy card are first being mailed to stockholders on or about December 7, 1999.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting is October 19, 1999 (the "Record Date"). At the close of business on the Record Date, 29,730,351 shares of common stock, par value $.01 per share, of the Company (the "Common Stock") were outstanding.

Each share of Common Stock is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of October 31, 1999, by (i) persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock, (ii) each of the Company's directors and nominees for director, (iii) each executive officer included in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of Common Stock shown as beneficially owned by them.

                                                              NUMBER OF SHARES
                                                                BENEFICIALLY          PERCENT
NAME OF BENEFICIAL OWNER OR NUMBER OF PERSONS IN GROUP             OWNED              OF CLASS
------------------------------------------------------        ----------------        --------
The Prudential Insurance Company of America.................     2,928,991(1)           9.86%
The United Group............................................     2,310,303(2)           7.77%
James W. McGlothlin.........................................     1,980,200(3)(4)        6.66%
Robert A. Garvey............................................       266,118(5)              *
James A. Todd, Jr...........................................       193,603(6)              *
William R. Lucas, Jr........................................       101,328(7)              *
John D. Correnti............................................       101,000(8)              *
Jack R. Wheeler.............................................        85,725(9)              *
Kevin E. Walsh..............................................        44,749(10)             *
Robert G. Wilson............................................        32,831(11)             *
C. Stephen Clegg............................................        24,555(12)(13)         *
Robert D. Kennedy...........................................        11,500                 *
Brian F. Hill...............................................        11,039(14)             *
Richard de J. Osborne.......................................         5,000(15)             *
Donna M. Alvarado...........................................             0                 *
Robert M. Gerrity...........................................             0                 *
Alvin R. Carpenter..........................................             0                 *
Robert H. Spilman...........................................             0                 *
Jerry E. Dempsey............................................             0                 *
Steven R. Berrard...........................................             0                 *
Directors and executive officers as a group (18 persons)....     2,857,648(16)          9.51%

---------------

  * Less than 1%
 (1) This information was taken from a Schedule 13G/A filed by The Prudential Insurance Company of America on February 3, 1999 reflecting information as of December 31, 1998, and represents shares over which it may have direct or indirect voting and/or investment discretion and which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.
 (2) This information was taken from a Schedule 13D filed by The United Group on August 16, 1999 and includes additional information provided in amendments thereto through the date of this Proxy Statement. The amount shown includes the following with respect to each member of The United Group: (a) The United Company reported shared voting and dispositive power with respect to 1,819,400 shares; (b) United Management Company LLC reported shared voting and dispositive power with respect to 39,000 shares; (c) United Opportunities Fund, LLC reported shared voting and dispositive power with respect to 1,635,300 shares; (d) The Summit Fund, LLC reported shared voting and dispositive power with respect to 190,100 shares; (e) UC Investment Trust reported shared voting and dispositive power with respect to 90,800 shares; (f) Nicholas D. Street reported beneficial ownership of 1,969,200 shares; (g) James W. McGlothlin reported beneficial ownership of 1,980,200 shares; (h) Lois A. Clarke reported sole voting and dispositive power with respect to 3,600 shares; (i) James A. Todd, Jr. reported sole voting and dispositive power with respect to 119,054 shares and shared voting and dispositive power with respect to 74,549 shares owned by his wife; (j) Mark A. Todd reported sole voting and dispositive power with respect to 12,529 shares and shared voting and dispositive power with respect to 94,220 shares; (k) John D. Correnti reported beneficial ownership of 101,000 shares of which 100,000 are pursuant to an option granted to Mr. Correnti by The United Company; and (l) Paul H. Ekberg reported sole voting and dispositive power with respect to 2,151 shares and shared voting and dispositive power with respect to 9,000 shares owned by his wife. The United Group was formed in July 1999 to initiate a proxy contest to change the Board of Directors of the Company and install John D. Correnti as Chief Executive Officer replacing Robert A. Garvey. As discussed herein, on December 2, 1999, members of the United Group and the Company executed a Settlement Agreement resolving the proxy contest. Therefore, as of the date of this proxy statement, the United Group is no longer acting as a "group" pursuant to Rule 13d-5(b) under the Securities Exchange Act of 1934.
 (3) Includes 1,635,300 shares owned of record by United Opportunities Fund, LLC, 190,100 shares owned of record by The Summit Fund, LLC, 90,800 shares owned of record by UC Investment Trust. Mr. McGlothlin shares controlling ownership over each of these entities and therefore shared voting and dispositive powers with respect to the aforementioned shares. Also includes 39,000 shares which are held in certain discretionary investment accounts managed by United Management Company, LLC, an investment management company controlled by Mr. McGlothlin. Mr. McGlothlin shares controlling ownership over United Management Company LLC and therefore shares voting and dispositive powers with respect to the aforementioned shares.
 (4) Includes 25,000 shares owned directly by Mr. McGlothlin's spouse.
 (5) Includes 44,451 shares of Restricted Stock issued under the 1995 Stock Accumulation Plan, 16,000 shares of Restricted Stock awarded under the 1990 Management Incentive Plan, 5,766 shares held in the Company's 401(k) Plan, and 125,001 shares subject to stock options exercisable within 60 days.
 (6) Includes 74,549 shares owned directly by Mr. Todd's spouse.
 (7) Includes 4,675 shares of Restricted Stock awarded under the 1990 and 1997 Management Incentive Plans, 2,645 shares held in the Company's 401(k) Plan, and 3,038 shares of Restricted Stock issued under the 1995 Stock Accumulation Plan. Also includes 500 shares owned by Mr. Lucas's spouse and 79,200 shares subject to stock options exercisable within 60 days.
 (8) Includes 100,000 shares that may be acquired upon exercise of a stock option granted to Mr. Correnti by the United Company at an exercise price of $4.88.
 (9) Includes 1,667 shares of restricted stock issued under the 1995 Stock Accumulation Plan, 2,805 shares of Restricted Stock awarded under the 1997 Management Incentive Plan, 85 shares held in the Company's 401(k) Plan, and 68,000 shares subject to stock options exercisable within 60 days.
(10) Includes 6,000 shares of Restricted Stock awarded under the 1997 Management Incentive Plan, 2,749 shares of Restricted Stock issued under the 1995 Stock Accumulation Plan, and 34,000 shares subject to stock options exercisable within 60 days.
(11) Includes 935 shares of Restricted Stock awarded under the 1997 Management Incentive Plan, 335 shares under the 1995 Stock Accumulation Plan, 4,824 shares held in the Company's 401(k) Plan, and 8,000 shares subject to stock options exercisable within 60 days.
(12) Includes 9,555 shares held in the Frakes-Clegg Family 1984 Trust under the trusteeship of Robert W. Neiman. Mr. Clegg and the trustee may be deemed to share voting and investment powers with respect to these shares.
(13) Includes 4,500 shares subject to stock options granted under the 1996 Director Stock Option Plan.
(14) Includes 8,000 shares of Restricted Stock awarded under the 1990 Management Incentive Plan and 3,039 shares awarded under the 1995 Stock Accumulation Plan.
(15) Includes 1,500 shares subject to stock options granted under the 1996 Director Stock Option Plan.
(16) Includes an aggregate of (i) 314,201 shares subject to stock options held by certain officers of the Company, (ii) an aggregate of 13,319 shares held in the Company's 401(k) Plan, (iii) an aggregate of 38,415 shares of Restricted Stock awarded under the 1990 and 1997 Management Incentive Plans, (iv) an aggregate of 56,324 shares of Restricted Stock issued under the 1995 Stock Accumulation Plan, and (v) an aggregate of 6,000 shares subject to options granted under the Company's 1996 Director Stock Option Plan.

     The Company is not aware of any arrangement, including any pledge of securities of the Company, which at a subsequent date could result in a change of control of the Company.

                                AGENDA ITEM ONE

                             ELECTION OF DIRECTORS

     Twelve directors are to be elected at the Annual Meeting, each to hold office until the next Annual Meeting and until his or her successor has been duly elected and qualified. Proxies received from stockholders, unless directed otherwise, will be voted FOR the election of the following nominees: John D. Correnti, Donna M. Alvarado, Steven R. Berrard, Alvin R. Carpenter, C. Stephen Clegg, Jerry E. Dempsey, Robert M. Gerrity, Robert D. Kennedy, James W. McGlothlin, Richard de J. Osborne, Robert H. Spilman, and James A. Todd, Jr. If any nominee is unable to stand for election, the persons named in the proxy may vote the same for a substitute nominee. All of the nominees are currently directors of the Company. The Company is not aware that any nominee is or will be unable to stand for re-election. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

     In August 1993, the Board of Directors approved a mandatory retirement policy for its members, pursuant to which any person serving as a director of the Company who attains age 75 shall retire from the Board of Directors upon the expiration of his or her term of office at the next succeeding annual meeting of stockholders; provided, however, that each incumbent director of the Company serving at the date of adoption of the new policy will not be subject to mandatory retirement, and may continue to serve as a director notwithstanding the attainment of age 75.

     Set forth below is the name, age, position with the Company, present principal occupation or employment and five-year employment history of each of the Company's nominees for director of the Company.

  NAME AND YEAR FIRST
    BECAME DIRECTOR                                         BUSINESS EXPERIENCE
  -------------------                                       -------------------
John D. Correnti                        Chairman of the Board and Chief Executive Officer of the
1999                                    Company since December 2, 1999; President, Chief Executive
(Age 52)                                Officer, and Vice Chairman of Nucor Corporation, a mini mill manufacturer of steel products, from 1996 to 1999 and
                                        President and Chief Operating Officer from 1991 to 1996;
                                        director of Harnischfeger Industries and Navistar
                                        International Corporation.
Donna M. Alvarado                       President of Aguila International, an international business
1999                                    development consulting firm, since 1994; President and Chief
(Age 50)                                Executive Officer of Quest International, a non-profit
                                        organization engaged worldwide in developing, publishing,
                                        and marketing training products for public and private
                                        education systems, from 1989 to 1994; director of
                                        Harnischfeger Industries and Park National Bank.
Steven R. Berrard                       Managing Partner of New River Capital Partners, a private
1999                                    equity firm with an investment strategy focused on branded
(Age 45)                                specialty retail, e-commerce and education; Co-Chief
                                        Executive Officer of AutoNation, Inc., the world's largest automotive retailer and a leading provider of vehicle rental services, from 1997 to 1999; President and Chief Executive
                                        Officer of the Blockbuster Entertainment Group, a division of Viacom, from 1994 to 1997; President and Chief Executive
                                        Officer and a director of Spelling Entertainment Group, Inc.
                                        from 1993 to 1996 and director of Viacom from 1994 to 1996;
                                        director of Gerald Stevens, Inc., and Boca Resorts, Inc.
Alvin R. Carpenter                      President and CEO of CSX Transportation, Inc., a railroad
1999                                    transportation company and a wholly-owned subsidiary of CSX
(Age 57)                                Corporation, since 1991; Vice Chairman of CSX Corporation.

  NAME AND YEAR FIRST
    BECAME DIRECTOR                                         BUSINESS EXPERIENCE
  -------------------                                       -------------------
C. Stephen Clegg                        Chairman of the Board and Chief Executive Officer of Diamond
1985                                    Home Services, Inc., a contractor of installed home
(Age 49)                                improvement products, since 1993 and Midwest Spring
                                        Manufacturing Company, a manufacturer of specialty springs, wireforms and metal stamping products since 1989; director of RVM Industries, Inc.
Jerry E. Dempsey                        Retired; Chief Executive Officer and Chairman of the Board
1999                                    of Directors of PPG Industries, Inc., a manufacturer of
(Age 66)                                protective and decorative coatings, fiberglass products, and specialty chemicals, from 1993 until 1997; director of
                                        Eastman Chemical Company and Navistar International
                                        Corporation.
Robert M. Gerrity                       Self-employed consultant since 1995; Vice Chairman and a
1999                                    member of the Board of Directors of New Holland N.V., an
(Age 61)                                agricultural and industrial equipment manufacturing company, from 1991 to 1995; President and Chief Executive Officer of
                                        Ford New Holland, Inc., from 1987 to 1991; director of
                                        Standard Motor Products and Harnischfeger Industries.
Robert D. Kennedy                       Retired; Chairman and Chief Executive Officer of Union
1999                                    Carbide Corporation, one of the world's largest
(Age 66)                                manufacturers of chemicals and plastics, from 1986 to 1995;
                                        director of Union Carbide Corporation, International Paper
                                        Company, Sunoco, Inc., UCAR International, Inc., Kmart and
                                        Lionore Mining Int'l; member of the Advisory Board of The
                                        Blackstone Group and RFE Investment Partners.
James W. McGlothlin                     President, Chief Executive Officer, and Chairman of the
1999                                    Board of Directors of The United Company, a financial
(Age 59)                                services, oil and gas, and real estate company, since 1987;
                                        director of CSX Corporation.
Richard de J. Osborne                   Retired; Chairman of the Board and Chief Executive Officer
1998                                    of ASARCO Incorporated, a leading producer of nonferrous
(Age 65)                                metals from 1995 to 1999; director of Schering-Plough
                                        Corporation, The BFGoodrich Company, The Tinker Foundation
                                        and NACCO Industries, Inc.
Robert H. Spilman                       Sole-proprietor of Spilman Properties, an investment
1999                                    company; served in various capacities at Bassett Furniture
(Age 71)                                Industries, Inc., a manufacturer and retail seller of home furniture, from 1957 until 1997, including as Chief
                                        Executive Officer and Chairman of the Board of Directors;
                                        director of The Pittston Company and Dominion Resources.
James A. Todd, Jr.                      Retired; Chief Executive Officer and Chairman of the Board
1999                                    of Directors of the Company from 1991 until January 1996.
(Age 71)

     The Board of Directors held sixteen (16) meetings, including six (6) actions by unanimous written consent, during the fiscal year ended June 30, 1999. During fiscal 1999, each director attended at least 90% of the aggregate number of meetings of the Board and of committees of the Board on which he served.

     The Company has Audit, Executive, Nominating, Environmental Affairs & Safety, Finance, and Compensation and Stock Option Committees of the Board of Directors.

     The members of the Audit Committee are Messrs. Berrard (chairman), Clegg, Gerrity, Osborne, and Spilman. The principal functions of the Audit Committee are to make recommendations to the Board as to the engagement of independent auditors, to review the scope of the audit and audit fees, to discuss the results of the audit with the independent auditors and determine what action, if any, is required with respect to the Company's internal controls, and to make a general review of developments and financial reporting and accounting. The Audit Committee held four (4) meetings during fiscal 1999.

     The members of the Executive Committee are Messrs. Correnti (chairman), Dempsey, Kennedy, McGlothlin, and Todd. The Executive Committee exercises all the powers of the Board of Directors during the intervals between meetings of the Board of Directors, subject to certain limitations set forth in the Company's Bylaws. The Executive Committee held two (2) meetings during fiscal 1999.

     Ms. Alvarado and Messrs. Spilman (chairman), McGlothlin, Kennedy, and Correnti (non-voting) are members of the Nominating Committee. The Nominating Committee makes recommendations to the Board of Directors respecting nominations for director prior to each annual meeting of stockholders. The Nominating Committee held two (2) meetings during fiscal 1999.

     Messrs. Gerrity (chairman), Carpenter, Clegg, and Todd are members of the Environmental Affairs and Safety Committee. The Environmental Affairs and Safety Committee monitors environmental and safety issues impacting the Company's operations and reviews and evaluates environmental compliance, safety performances, and processes at the Company's facilities. The Environmental Affairs and Safety Committee held two (2) meetings during fiscal 1999.

     Ms. Alvarado and Messrs. Dempsey (chairman), Carpenter, and Osborne are members of the Finance Committee. The Finance Committee reviews and makes recommendations with respect to the Company's financial policies, including cash flow, borrowing and dividend policy and the financial terms of acquisitions and dispositions. Acting with the Executive Committee, it reviews and makes recommendations on significant capital investment proposals. The Finance Committee held four (4) meetings during fiscal 1999.

     Ms. Alvarado and Messrs. Carpenter (chairman), Dempsey, and Berrard are members of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee reviews and approves employment agreements, annual salaries, bonuses, profit participation, and other compensation of employees of the Company and its subsidiaries. This Committee also reviews the executive officers' and employees' performances and administers all stock-based and other benefit plans (unless otherwise specified in plan documents) affecting officers' direct and indirect remuneration. The Compensation and Stock Option Committee held six (6) meetings, including one (1) action by written consent, during fiscal 1999.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

  Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, certain officers, and persons who own more than 10% of the outstanding Common Stock of the Company, to file with the SEC reports of changes in ownership of the Common Stock of the Company held by such persons. Such officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during fiscal 1999, all Section 16(a) filing requirements applicable to its officers and directors were satisfied.

  Interested Director Transaction

     Mr. Todd is a director and shareholder of EMSOURCE, Inc. ("Emsource"), an environmental remediation company. On December 23, 1997, the Company and Emsource entered into an Agreement of Sale whereby the Company conveyed to Emsource a parcel of land formerly occupied by Norfolk Steel Corporation (the "Site"). Pursuant to the Agreement of Sale, a trust fund was established to fund the remediation and long term monitoring of the Site. Emsource received a fee of approximately $72,500 for its remediation services. Under the Agreement of Sale, the Company held a mortgage on the Site of up to $390,000 (the "Mortgage"). On December 4, 1998, Emsource sold a portion of the Site to a third party and Emsource distributed a portion of the sales proceeds to the Company in satisfaction of the Mortgage.

                             EXECUTIVE COMPENSATION

     The following table provides certain summary information for the fiscal years ended June 30, 1999, 1998 and 1997 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company who were serving as executive officers at the end of the last fiscal year (hereinafter referred to as the "Named Executive Officers"). "Long-Term Compensation" includes Restricted Stock awarded under both the 1990 and 1997 Management Incentive Plans ("1990 MIP" and "1997 MIP") and Restricted Stock issued under the 1995 Stock Accumulation Plan ("SAP"). See footnotes (2), (6) and (8) to the Summary Compensation Table. Under applicable SEC rules, Brian F. Hill, Chief Operating Officer, who joined the Company in June 1999, is not a Named Executive Officer for the last fiscal year.

                           SUMMARY COMPENSATION TABLE
                       (AS OF JUNE 30, 1999, 1998, 1997)

                                                               OTHER ANNUAL      RESTRICTED         OPTIONS/    ALL OTHER
                                     SALARY        BONUS       COMPENSATION        STOCK              SARS     COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR      ($)         ($)(1)          ($)             ($)(2)             (#)         ($)(3)
---------------------------  ----   ---------     --------     ------------     ------------        --------   ------------
Robert A. Garvey*.........   1999     367,967(4)         0              0            122,658(6)     175,000       64,956
  Chief Executive Officer    1998     367,968(4)         0              0            122,665(6)      50,000       88,431
                             1997     371,506      240,005        143,005(5)         197,928(6)           0        6,422
Kevin E. Walsh (7)........   1999     235,819(4)    67,500(4)           0            102,944(6)(8)  110,000       18,225
  Executive Vice             1998          --           --             --                 --             --           --
  President -- Chief         1997          --           --             --                 --             --           --
  Financial Officer
William R. Lucas Jr.......   1999     229,687       43,772              0             57,894(6)(8)   72,000       32,488
  Managing Director --       1998     214,856       27,004              0              4,007(6)      12,000       42,019
  Southern Region            1997     170,654       99,011              0             39,924(6)      60,000        6,151
Jack R. Wheeler...........   1999     180,609(4)    42,391              0             39,539(6)(8)   70,000       31,675
  Managing Director --       1998     164,133(4)    16,202(4)           0              2,409(6)       5,000       33,093
  Northern Region            1997     146,346       48,603              0             17,185(6)      50,000        4,649
Robert G. Wilson..........   1999     166,262(4)         0              0              8,999(8)       2,000       11,504
  Vice President --          1998     160,407(4)     5,401(4)           0                799(6)       3,000       11,248
  Business Development       1997     162,523       31,504              0              4,631(6)       8,000        6,230

---------------

* John D. Correnti replaced Mr. Garvey as Chief Executive Officer and Chairman of the Company on December 2, 1999.
(1) Represents cash incentive compensation accrued for the fiscal year (but paid in the subsequent fiscal year). Does not include amounts foregone in fiscal years 1999, 1998 and 1997 in connection with the receipt of shares of Restricted Stock under the SAP, which is reflected in the "Restricted Stock" column in the table above. See footnote (6) below.
(2) The value of the Restricted Stock awards shown in the table above reflects the number of shares awarded during the year indicated multiplied by the closing market price of the Company's unrestricted common stock on the date of the award (net of any consideration paid by the Named Executive Officer). The number and dollar value of all Restricted Stock holdings of the Named Executive Officers with respect to which the restrictions have not lapsed as of the Record Date, calculated using the closing market price of the Company's unrestricted common stock on June 30, 1999, were as follows: 61,089 shares ($259,628) by Mr. Garvey; 9,381 shares ($39,869) by
     Mr. Walsh; 7,393 shares ($31,420) by Mr. Lucas; 4,048 shares ($17,204) by
     Mr. Wheeler; and 1,353 shares ($5,750) by Mr. Wilson. Dividends are paid on shares of Restricted Stock.

(3) The compensation reported represents Company contributions to the 401(k) Plan, premiums for life insurance and contributions to the Birmingham Steel Corporation Executive Retirement and Compensation Deferral Plan (the "ERP/CDP"). The following information is provided with respect to the specific allocation of compensation shown in this column for the Named Executive Officers for the fiscal year ended June 30, 1999:

                                                                 TERM AND WHOLE
NAME                                                401(K)PLAN   LIFE INSURANCE   ERP/CDP
----                                                ----------   --------------   -------
Robert A. Garvey..................................    $5,364     $        9,954   $49,638
Kevin E. Walsh....................................         0              6,479    11,746
William R. Lucas, Jr..............................     2,418              4,232    25,838
Jack R. Wheeler...................................     5,257              6,705    19,713
Robert G. Wilson..................................     5,087              6,417         0

(4) Includes amounts deferred by Named Executive Officers pursuant to the ERP/CDP.
(5) Consists solely of amounts paid to reimburse Mr. Garvey for loss on forfeiture of stock award from his previous employer during 1997.
(6) Includes the value of Restricted Stock issued under the SAP in lieu of cash compensation to which the Named Executive Officer would otherwise be entitled on the date of such issuance. Each of the Named Executive Officers is required to take 10% of his bonus in shares of Restricted Stock under the terms of the SAP, and may elect to take up to 20% of his base compensation and 50% of his cash bonus in shares of Restricted Stock. Shares of Restricted Stock under the SAP are issued at a 25% discount to the market, but the amounts shown include the full market value of the shares issued. The shares are restricted from transfer for a period of three years from the date of issuance. The amount of cash compensation from both salary and bonus foregone by the Named Executive Officers by participating in the plan was as follows: Mr. Garvey: 1999 -- $91,992, 1998 -- $91,992 and 1997 -- $148,554;
    Mr. Walsh: 1999 -- $13,065; Mr. Lucas: 1999 -- $4,864, 1998 -- $2,996 and
    1997 -- $30,026; Mr. Wheeler: 1999 -- $4,710, 1998 -- $1,798 and
    1997 -- $12,923; and Mr. Wilson: 1999 -- $-0-, 1998 -- $599 and
    1997 -- $3,497. Such amounts are not included in the "Salary" or "Bonus" columns in the table above.
(7) Mr. Walsh joined the Company in July 1998.
(8) Includes the value of Restricted Stock award(s) granted under the 1990 and 1997 MIP on the date of such grant(s). Restricted Stock awards under the 1990 and 1997 MIP are made in the discretion of the Compensation and Stock Option Committee of the Board of Directors, and recipients pay only a nominal consideration (par value) for the issuance of the Restricted Stock. Mr. Walsh's award (8,000 shares) was made on August 10, 1998, at a per share price of $9.625, and vests in equal increments of one-fourth over four years. Mr. Lucas's award (4,675 shares) was made on August 10, 1998, at a per share price of $9.625, and vests at the end of two years. Mr. Wheeler's award (2,805 shares) was made on August 10, 1998, at a per share price of $9.625, and vests at the end of two years. Mr. Wilson's award (935 shares) was made on August 10, 1998, at a per share price of $9.625, and vests at the end of two years.

STOCK OPTION PLAN

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information concerning individual grants of stock options under the 1990 MIP and the 1997 MIP made during the fiscal year ended June 30, 1999, to each of the Named Executive Officers:

                                          INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                        -----------------------------------------------------      VALUE AT ASSUMED
                        NUMBER OF      % OF TOTAL                                ANNUAL RATES OF STOCK
                        SECURITIES      OPTIONS                                 PRICE APPRECIATION FOR
                        UNDERLYING     GRANTED TO    EXERCISE OR                      OPTION TERM
                         OPTIONS      EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------
NAME                    GRANTED(#)    FISCAL YEAR      ($/SH)         DATE        5%($)       10%($)
----                    ----------    ------------   -----------   ----------   ---------   -----------
Robert A. Garvey......    75,000(1)       19%           9.625       08/10/08     453,983     1,150,483
                         100,000(2)                      4.75       01/18/09     290,864       737,106
Kevin E. Walsh........    50,000(1)       12%           9.625       08/10/08     302,056       766,989
                          60,000(2)                      4.75       01/18/09     174,518       442,264
William R. Lucas,
  Jr..................    12,000(1)        8%           9.625       08/10/08      72,637       184,077
                          60,000(2)                      4.75       01/18/09     174,518       442,264
Jack R. Wheeler.......    10,000(1)        8%           9.625       08/10/08      60,531       153,398
                          60,000(2)                      4.75       01/18/09     174,518       442,264
Robert G. Wilson......     2,000(1)                     9.625       08/10/08      12,106        30,680

---------------

(1) These options vest equally over a five-year period beginning with the first anniversary from the grant date and every anniversary thereafter.
(2) These options vest equally over a five-year period beginning with the first anniversary from the grant date and every anniversary thereafter but the vesting can be accelerated if certain stock prices are achieved and maintained for a 30-day period.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides certain information concerning each exercise of stock options during the fiscal year ended June 30, 1999 by each of the Named Executive Officers, and the fiscal year-end value of unexercised options held by such persons, under the Company's 1986 Stock Option Plan, the 1990 MIP and the 1997 MIP.

                                                                            NUMBER OF
                                                                           SECURITIES          VALUE OF
                                                                           UNDERLYING        UNEXERCISED
                                                                           UNEXERCISED       IN-THE-MONEY
                                                                           OPTIONS AT         OPTIONS AT
                                                                           FY-END (#)         FY-END ($)
                                        SHARES ACQUIRED      VALUE        EXERCISABLE/       EXERCISABLE/
                 NAME                     ON EXERCISE     REALIZED($)     UNEXERCISABLE    UNEXERCISABLE(1)
                 ----                   ---------------   ------------   ---------------   ----------------
Robert A. Garvey......................         0               0         115,001/229,999        $0/$0
Kevin E. Walsh........................         0               0           24,000/86,000        $0/$0
William R. Lucas, Jr..................         0               0           76,800/67,200        $0/$0
Jack R. Wheeler.......................         0               0           67,000/58,000        $0/$0
Robert G. Wilson......................         0               0             7,400/5,600        $0/$0

---------------

(1) The stock options were granted under the 1990 MIP and the 1997 MIP. The closing price of the Common Stock at June 30, 1999 was $4.25 per share. The actual value, if any, an executive may realize will depend upon the amount by which the market price of the Company's Common Stock exceeds the exercise price when the options are exercised.

EXECUTIVE RETIREMENT AND COMPENSATION DEFERRAL PLAN

     The ERP/CDP is a non-qualified deferred compensation plan pursuant to which the Named Executive Officers may defer compensation in amounts between 2% to 20% of bi-weekly base pay and 5% to 50% of bonus pay, which amounts are deemed to be credited to their accounts under the Plan. The retirement components for the ERP participants consist of ongoing Company contributions equal to 10% of eligible compensation, which contributions are deemed to be credited at the end of each quarter and are fully vested. Benefits under the ERP/CDP are unfunded and are payable from the Company's general assets. The amounts deferred by participants and amounts credited by the Company, as well as amounts credited under the predecessor Management Security Plan ("MSP"), including any special opening balances authorized by the Compensation and Stock Option Committee, are deemed to be invested based upon the investment directions suggested by the participants, subject to the Administrative Committee's approval of such. CDP accounts are deemed to be credited with bonus interest of 4% for those employed at the end of each plan year, which interest becomes 100% vested after completion of five years of participation in the ERP/CDP, except full vesting occurs in the event of a Change in Control or the participant's death, disability, attainment of the normal retirement age of sixty-five, or attainment of age sixty and completion of fifteen years of service. Upon normal retirement, benefits are paid based upon the method of distribution previously selected by the participant. A lump sum of the vested balance is paid upon other termination of employment. Upon death, all account balances plus twice the participant's annual base pay rate are paid to the participant's designated beneficiary.

     Mr. Todd retired from the Company in 1996 under the provisions of the MSP providing for annual retirement payments for twenty years and a split dollar life insurance policy. Pursuant to the MSP, Mr. Todd received approximately $236,440 in retirement benefits in calendar year 1998 and for the current calendar year has received approximately $210,169 through December 5, 1999.

EXECUTIVE SEVERANCE PLAN

     The Company's Board of Directors has adopted the Birmingham Steel Corporation Executive Severance Plan (the "Severance Plan"). Participation in the Severance Plan is limited to a select number of key members of management of the Company as designated by the Board of Directors, including the executive officers named in the Summary Compensation Table, and is designed to reassure participants in the event of a Change in Control (as defined below) of the Company, so that they can continue to focus their time and energy on business-related concerns rather than personal concerns. A Change in Control is generally defined as (i) the acquisition by any person, entity, or group of 15% or more of the combined voting power of the Company's outstanding securities;
(ii) a change in the majority of the Board of Directors within a period of two consecutive years or less unless the new directors were elected or nominated by at least two-thirds of the continuing directors; or (iii) the consummation of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through the purchase of assets, by merger, or otherwise. A participant is entitled to benefits under the Severance Plan if, within two years after a Change in Control, the participant's employment is terminated by the Company without Substantial Cause (as defined below) or is voluntarily terminated by the participant for Good Reason (as defined below). "Substantial Cause" for purposes of the Severance Plan shall mean: (i) a participant's felony conviction (or failure to contest prosecution for a felony); or (ii) a participant's willful misconduct or dishonesty, in each case that is materially harmful to the business or reputation of the Company. "Good Reason" is defined as: (i) the assignment to the participant of duties that are materially inconsistent with the participant's position immediately prior to the Change in Control or a change in the participant's title or office from that in effect immediately prior to the Change in Control without his or her consent; (ii) a reduction in the participant's salary as in effect immediately prior to the Change in Control or the Company's failure to increase the participant's salary by a specified percentage and by a specified date;
(iii) a change in the participant's principal work location to a location more than 25 miles from his or her principal work location immediately prior to the Change in Control; (iv) the Company's failure to maintain any benefit or compensation plan (collectively, "Plans") in which the participant was participating immediately prior to the Change in Control, a reduction of the participant's benefits under the Plans, or the failure to provide the participant with the same number of vacation days to which he or she was entitled prior to the Change in Control; (v) the Company's failure to pay the participant any compensation within seven days of its due date; (vi) failure of any successor to the Company to assume the obligations pursuant to the Severance Plan; or (vii) any purported termination of the participant's employment by the Company in a manner inconsistent with the Severance Plan.

     Severance payments and benefits under the Severance Plan include (i) a lump sum payment equal to two or three times (as applicable) the sum of the participant's annual salary and target bonus and (ii) continued participation in Company welfare benefit plans for a number of years equal to the multiple applicable to the participant as described in clause (i).

     In the event any payment or benefit received by a participant is deemed to be a "parachute payment" under the Internal Revenue Code, the payments and benefits payable under the Severance Plan will be reduced so that they will not be subject to the excise taxes imposed by the Internal Revenue Code, but only if reducing the payments and benefits will result in a greater after-tax benefit to the participant.

     Mr. Garvey, the former chief executive officer of the Company, was terminated from the Company on December 2, 1999. As a result of his termination, Mr. Garvey may be entitled to receive benefits under the Severance Plan or his employment contract. A committee composed of Directors Dempsey, Gerrity, and Kennedy along with former director Alfred C. DeCrane, Jr. and a fifth individual to be selected by such directors is in the process of reviewing certain provisions of the Severance Plan and payments to be made thereunder.

DIRECTOR COMPENSATION

     For fiscal 1999 and pursuant to the Company's Directors' Compensation Plan (the "1996 Plan"), the Company awarded each non-employee director 1,500 shares of Company Common Stock as his or her annual retainer fee and paid each non-employee director $1,000 for each meeting of the Board of Directors or committee thereof ($1,500 to the Chairman of a committee) attended by such director, plus reasonable travel expenses. Directors who are also employees of the Company are not separately compensated for their services as a director.

     In April 1999, the Board of Directors adopted a new Director Compensation Plan (the "1999 Plan") to replace the 1996 Plan pursuant to which non-employee directors were to receive the number of shares of Company Common Stock having a market value of $30,000 in lieu of the annual retainer of 1,500 shares. Under the 1999 Plan, non-employee directors were to continue to receive a fee for each Board or committee meeting attended -- $1,000 for Board or committee members and $1,500 for the Chairman of a committee. However, on December 7, 1999, the Board of Directors discarded the 1999 Plan and re-adopted the provisions of the 1996 Plan awarding each non-employee director 1,500 shares of Company Common Stock as his or her annual retainer fee and $1,000 for each meeting of the Board of Directors or committee thereof ($1,500 to the Chairman of a committee) attended by such director, plus reasonable travel expenses.

     A non-employee director is permitted to defer receipt of his or her annual retainer award and/or meeting fees during the term of his or her directorship pursuant to a Deferred Compensation Plan adopted by the Board of Directors in April 1999 and effective July 1, 1999. Upon a Change in Control, all deferred accounts will be paid out to the directors.

DIRECTOR STOCK OPTION PLAN

     The Company's Board of Directors has adopted and the stockholders have approved the Birmingham Steel Corporation Director Stock Option Plan (the "Director Plan"). The purpose of the Director Plan is to provide stock-based compensation to eligible directors of the Company in order to encourage the highest level of director performance and to promote long-term stockholder value. The Director Plan will provide such directors with a proprietary interest in the Company's success and progress through annual grants of options to purchase shares of the Company's Common Stock.

     Participation in the Director Plan is limited to Company directors who are not employees of the Company or any of its subsidiaries. There are currently eleven directors eligible to participate in the Director Plan. An aggregate of 100,000 shares of Common Stock is reserved for issuance under the Director Plan.

     Under the Director Plan, on the date of each annual meeting of the Company's stockholders, each non-employee director will be granted a non-qualified stock option to purchase 5,000 shares of Common Stock at a purchase price equal to the fair market value per share of the common stock on such grant date.

     Each option granted under the Director Plan vests on the first anniversary of the date of grant and remains exercisable for a period of ten (10) years beginning on the date of its grant. In the event of termination of service of a director by reason of disability or death, any options held by such director under the Director Plan shall be immediately exercisable and may be exercised until the earlier of the expiration of the stated term of the option or the first anniversary of the death or disability of such director, as the case may be. In the event of termination of service of a director by reason of retirement, any options held by such director may thereafter be exercised (to the extent then exercisable) until the earlier of the expiration of the stated term of the option or the third anniversary of the effective date of the director's retirement. If a director who has retired dies while any option is still outstanding, the option may be exercised by the former director's legal representative until the earlier of the expiration of the stated term of the option or the first anniversary of the death of the former director.

EMPLOYMENT AGREEMENTS

     On January 5, 1996, the Company entered into an Employment Agreement with Robert A. Garvey. Mr. Garvey served as Chief Executive Officer of the Company during the fiscal year ending June 30, 1999. However, Mr. Garvey was terminated from the Company on December 2, 1999. See "REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

     On December 7, 1999, the Company entered into an Employment Agreement with John D. Correnti pursuant to which Mr. Correnti serves as Chief Executive Officer of the Company. The employment agreement has a five-year term and provides for a base salary of $510,000 per year and a bonus equal to 1% of earnings before interest, taxes, depreciation, and amortization. Mr. Correnti's bonus will be paid principally in shares of common stock of the Company except for cash sufficient to pay the taxes incurred on the bonus award. Pursuant to the Employment Agreement, if Mr. Correnti's employment is terminated (i) by the Company without cause (ii) by Mr. Correnti for good reason, or (iii) as a result of a change in control of the Company, Mr. Correnti will receive a severance payment equal to three times (a) Mr. Correnti's currently effective annual base compensation plus (b) the average bonuses received by Mr. Correnti for the three prior fiscal years.

     Pursuant to the Employment Agreement, Mr. Correnti will be granted 100,000 shares of the Company's common stock (the "Stock Award"). Mr. Correnti becomes vested in one-third of the Stock Award at the end of each of his first three years of service so that at the end of his third year of service (the "Third Anniversary") he is completely vested in the full amount of the Stock Award. Notwithstanding the foregoing, if prior to the third Anniversary, Mr. Correnti's employment is terminated (i) without cause by the Company, (ii) for good reason by Mr. Correnti, (iii) after a change in control of the Company, or (iv) as a result of his death or disability, Mr. Correnti will receive the full amount of the Stock Award.

     Pursuant to the Employment Agreement, Mr. Correnti will receive a total of 1,000,000 Stock Options (the "Options") vesting in increments of 200,000 shares per year over a period of five years beginning on December 2, 1999, Mr. Correnti's employment date. The Company's current stock option plans do not have sufficient shares to complete this award and until shares become available such award may be paid in phantom shares. All unvested Options will vest upon termination of Mr. Correnti's employment other than termination for cause. The strike price for the Options is $4.88; the Options expire ten years from their grant date.

     On May 11, 1999, the Company entered into an Employment Agreement with Brian F. Hill, as amended, pursuant to which Mr. Hill serves as Chief Operating Officer of the Company. The employment agreement has a five-year term and provides for a base salary of $300,000. Pursuant to his employment agreement,

Mr. Hill received a cash bonus of $538,000 on November 16, 1999. In the event of termination of Mr. Hill's employment by the Company without cause, Mr. Hill would (i) be entitled to receive the greater of (A) his base salary and the target bonuses for which he would have been eligible until June 21, 2004 or (B) the amount, if any, payable to Mr. Hill pursuant to the Severance Plan, (ii) be entitled to continue participation in the Company's welfare benefit plans until June 21, 2004, or until comparable welfare benefits are available from a subsequent employer, and (iii) become 100% vested with respect to restricted stock and stock options granted pursuant to his employment agreement. In the event of termination of Mr. Hill's employment by Mr. Hill for good reason prior to June 21, 2001, Mr. Hill would be entitled to receive the greater of (i) his base salary and the target bonuses for which he would have been eligible for a period of 24 months following such termination or (ii) the amount, if any, payable to Mr. Hill pursuant to the Severance Plan. In addition, Mr. Hill would become 100% vested with respect to restricted stock and stock options granted pursuant to his employment agreement. Mr. Hill's employment agreement also provides that he will not, while employed and for a period of 24 months after a termination of employment (12 months in the case of a termination by the Company without cause), compete with the Company. However, after a change in control, in the event of either a termination without cause or a resignation for good reason, the covenant not to compete will be void. Upon a change in control, the definitions of cause and good reason in the employment agreement are the same as the definitions of cause and good reason set forth in the Severance Plan. For purposes of the employment agreement, the definition of change in control is the same as the definition of change in control set forth in the Severance Plan.

     As of September 20, 1999, the Company entered into an Employment Agreement with Kevin E. Walsh, pursuant to which Mr. Walsh serves as Executive Vice President and Chief Financial Officer of the Company. The employment agreement has a five-year term and provides for a base salary of $275,000. Mr. Walsh is also eligible to receive an annual cash bonus during the term of the employment agreement at 50% of base salary for achievement of 100% of target goals. In the event of termination of Mr. Walsh's employment by the Company without cause, Mr. Walsh would (i) be entitled to receive the greater of (A) his base salary and the target bonuses for which he would have been eligible for a period of 36 months following such termination or (B) the amount, if any, payable to Mr. Walsh pursuant to the Severance Plan and (ii) be entitled to continued participation in the Company's welfare benefit plans for a period of 36 months following such termination, or until comparable welfare benefits are available from a subsequent employer. In the event of termination of Mr. Walsh's employment by Mr. Walsh for good reason prior to September 20, 2001, Mr. Walsh would be entitled to receive the greater of (i) his base salary and target bonuses for which he would have been eligible for a period of 36 months following such termination or (ii) the amount, if any, payable to Mr. Walsh pursuant to the Severance Plan. Upon a change in control, the definitions of cause and good reason in the employment agreement are the same as the definitions of cause and good reason set forth in the Severance Plan. For purposes of the employment agreement, the definition of change in control is the same as the definition of change in control set forth in the Severance Plan.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

INTRODUCTION

     The Compensation and Stock Option Committee (the "Committee") of the Board of Directors is comprised of four non-employee directors. The Committee generally is responsible for the compensation and benefit plans for all employees and is directly accountable for evaluating and approving compensation and benefit plans, and payments and awards under those plans, for the Company's senior executives, including the Chief Executive Officer and the other Named Executive Officers. The Committee represents the stockholders' interests by ensuring an appropriate link exists between the Company's strategic goals, business performance, stockholder returns, and the executive compensation plans.

COMPENSATION PHILOSOPHY

     The Company's compensation philosophy is to provide competitive wages and salaries with the opportunity to earn above-average compensation through performance-based incentives. The Committee believes that incentive compensation provides the best means of motivating and rewarding performance while providing necessary controls on cost. This philosophy is reflected in the Company's use of incentive compensation at virtually every level of the organization, not just in the executive ranks. In the case of production and supervisory employees, weekly incentives may be earned for exceeding base production levels. Executives may earn incentives based on Company or business unit profitability. In fiscal 1999, production and supervisory incentives averaged 27% of total compensation, and executive incentives averaged 12%. These percentages vary from year to year based on performance.

COMPENSATION POLICY

     The Company's executive compensation program is designed to achieve the following objectives:

          1. To attract, retain, motivate, and reward executives who have the skills and experience necessary to conceive and implement a successful business strategy.

          2. To recognize the individual contributions of the executives to stockholder value, as reflected in the profitability of the Company.

          3. To align the interests of the executives with those of the stockholders by linking a significant portion of executive compensation to the value of the Company's Common Stock through the award of stock incentives.

     To accomplish these objectives, the Company has established an executive compensation program consisting of base salary, an annual cash incentive based on Company profitability, and long-term compensation plans which include stock options, stock appreciation rights, restricted stock, and deferred compensation. The Company's policies with respect to each element of the executive compensation program are discussed below.

BASE SALARIES

     To provide competitive base salaries while recognizing individual performance, the Company, with the approval of the Committee, establishes and maintains base salary ranges for salaried personnel. The competitiveness of the salary ranges is reviewed annually with the assistance of an independent consultant and through participation in salary surveys. The surveys used include nationally publicized data from a number of sources, including ECS Top Management Report, Ernst & Young LLP Executive Compensation Report, Towers Perrin Cash Data Bank and The Conference Board Publication. The survey group is comprised of a broad base of manufacturers in many different industries, including the steel industry. Within this framework, executive salaries are determined based on individual performance, level of responsibility, and experience. The salary of the Chief Executive Officer is evaluated by the Committee in consultation with the Board of Directors. Salaries for the other Named Executive Officers are recommended by the Chief Executive Officer and reviewed and approved by the Committee. The salaries of the Named Executive Officers are listed in the Summary Compensation Table.

MANAGEMENT AND SALES INCENTIVE BONUS PLAN

     Effective November 1, 1998, the Company's Management and Sales Incentive Bonus Plan replaced the predecessor Discretionary Bonus Plan. This plan is formula-based and provides participants with an annual bonus award for the achievement of specified business unit and corporation financial goals. The goals for each participant are the applicable pre-tax income targets in the annual business plan. Each eligible position has been assigned a "target" bonus percentage. The target represents a percent of base salary and the bonus is earned only after accomplishing the financial goals for the fiscal year. The changes to the bonus plan were designed to place a greater emphasis on individual and divisional performance and to achieve the financial goals of the Company. Under this plan, the participants have a clearer understanding of what is required to earn a bonus and have incentive to focus their attention on profitability.

     Under the Discretionary Cash Bonus Plan, which was in place prior to November 1, 1998, a portion of the total compensation of the executive officers was at risk with respect to the profitability of the Company. A bonus pool was created if the Company achieved a minimum return on capital as determined by the Committee ("the threshold return"). If the threshold return was achieved, the amount of the bonus pool was 2.5% of pre-tax earnings. The pool may have been higher than 2.5% of pre-tax earnings if return on capital exceeded the threshold return. The amount of the bonus pool was determined according to a formula which corresponded with the Company's actual return on capital for the fiscal year. The plan authorized adjustment of the pre-tax earnings used in this calculation to exclude the effects of interest expense and a portion of pre-operating and startup losses associated with the commencement of new operations. Individual bonuses were determined based on individual performances. The Committee determined that no bonus would be awarded to the Chief Executive Officer based on the performance goals established by the Committee under the Chief Executive Officer Incentive Compensation Plan (discussed below). Awards for all other key management, including the other Executive Officers, were recommended by the Chief Executive Officer and reviewed and approved by the Committee.

     The purpose of the cash bonus plan is to link directly a significant portion of executive compensation to Company profitability. Under the plan, executives and other key employees can earn annual cash incentives based upon Company profitability. The plan is intended to motivate executives to increase profitability and to reward them with respect to the Company's success. In keeping with the Company's compensation philosophy and the incentive plans in which the Company's other employees participate, the cash bonus plan provides executives the opportunity to earn significant bonuses, contingent upon profitable results.

     Bonus awards for fiscal 1999 were paid by September 1, 1999 and represented compensation earned for the fiscal year ended June 30, 1999.

LONG-TERM INCENTIVE PLANS

     The purpose of the Company's long-term incentive plans discussed below is to promote the Company's continued success by providing financial incentives to executives and other key employees to increase the value of the Company, as reflected in the price of its stock. By providing the opportunity to acquire a significant proprietary interest in the Company, the plans align the interests of the executives with those of the stockholders.

     Under the 1990 MIP and the 1997 MIP, each of which were approved by the Board of Directors and the stockholders of the Company, the Committee is authorized to make awards of stock options, stock appreciation rights, restricted stock, and other stock-related incentives. The Committee has the sole authority to select the officers and other key employees to whom awards may be made under these plans. Since the value of stock options and other stock awards is determined by the price of the Company's Common Stock, the Committee believes these awards benefit stockholders by linking a significant portion of executive compensation to the performance of the Company's stock. In addition, these awards enable the Company to attract and retain key employees and provide a competitive compensation opportunity.

     The 1997 MIP was submitted to and approved by the Company's stockholders at the 1997 annual meeting. The 1997 MIP is intended to be a continuation of the Company's incentive compensation program currently provided by the Company's 1990 MIP. The primary purposes for the 1997 MIP were to provide sufficient shares for the grant of future awards to officers and key employees of the Company and to comply with certain of the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), in order that certain compensation attributable to awards under the Company's management incentive program will qualify as performance-based compensation and therefore not be subject to the limitation on the deductibility of compensation set forth in
Section 162(m) of the Code.

     In fiscal 1999, options were granted under the 1990 MIP and the 1997 MIP to five (5) of the Named Executive Officers. During fiscal 1999, no Named Executive Officers exercised stock options.

     The SAP, which was approved by the Board of Directors in August 1995 and by the Company's stockholders in October 1995, provides for the issuance of Restricted Stock in lieu of the payment of cash compensation to officers and other key employees selected to participate in the plan. Under this plan, those employees who are under the age of 62 and who participate currently in the discretionary cash bonus plan must accept Restricted Stock in lieu of 10% of their annual cash bonus. In addition, employees who participate in the cash bonus plan may elect to receive Restricted Stock in lieu of cash of up to a maximum of 50% of their annual cash bonus and up to 20% of their base compensation. Eligible employees who are not participants in the discretionary cash bonus plan may elect to receive Restricted Stock in lieu of cash of up to 10% of their incentive compensation under an incentive compensation plan of the Company and up to 10% of their base compensation. The extent of participation in the SAP by the Named Executive Officers is reported in the Summary Compensation Table.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In determining the compensation of the Chief Executive Officer, the Committee is guided by the Company's compensation philosophy, Company performance, and competitive practices. Robert A. Garvey, the Company's Chief Executive Officer for fiscal year 1999 was employed under the terms of an employment agreement providing for a base salary of $450,000 and certain other benefits. The term of the employment agreement was five years, expiring January 5, 2001. Mr. Garvey was terminated from employment with the Company on December 2, 1999, and is entitled to (i) exercise all outstanding options that were then exercisable and that would have become exercisable within one year after termination of employment, and (ii) receive payment of the higher of (A) $2,250,000 less $1,804,664, the amount of base salary paid prior to termination or (B) the amount, if any, payable to Mr. Garvey pursuant to the Severance Plan. A committee composed of Directors Dempsey, Gerrity, and Kennedy, along with former director Alfred C. DeCrane, Jr. and a fifth individual to be selected by such directors is in the process of reviewing certain provisions of the Severance Plan and payments to be made thereunder. Furthermore, Mr. Garvey is entitled to receive continued medical coverage by the Company until age 65 at which time such Company provided medical coverage will become secondary to Medicare.

THE CHIEF EXECUTIVE OFFICER INCENTIVE COMPENSATION PLAN

     The Board of Directors has adopted and the stockholders have approved the Birmingham Steel Corporation Chief Executive Officer Incentive Compensation Plan (the "CEO Plan"). The purpose of the CEO Plan is to provide supplementary annual cash compensation to the Company's Chief Executive Officer in order to motivate and retain the Company's Chief Executive Officer and to assist the Company in reaching its financial and strategic objectives. The CEO Plan is intended to be qualified under Section 162(m) of the Code, and the regulations promulgated thereunder, and the CEO Plan was submitted to and approved by the stockholders in order to qualify CEO Plan compensation for exclusion from "applicable employee remuneration" as defined in Section 162(m).

     Section 162(m) of the Code provides generally that no deduction will be allowed to a publicly held corporation for "applicable employee remuneration" with respect to a "covered employee" (which includes the chief executive officer of the corporation) to the extent that the amount of such remuneration for the taxable year with respect to such employee exceeds $1 million. The term "applicable employee remuneration" does not include remuneration payable solely on account of the attainment of one or more performance goals, but only if (i) the performance goals are determined by a compensation committee of the board of directors of the taxpayer corporation which is comprised solely of two or more outside directors, (ii) the material terms under which the remuneration is to be paid, including the performance goals, are disclosed to stockholders and approved by a majority vote of the stockholders in a separate stockholder vote before the payment of such remuneration, and (iii) before any payment of such remuneration, the compensation committee certifies that the performance goals and any other material terms were in fact satisfied. Compensation paid pursuant to the CEO Plan is intended to be qualified for the foregoing exemptive treatment.

     Pursuant to the CEO Plan, no later than 75 days after the end of the Company's fiscal year for which an award is granted (the "Plan Year"), the Chief Executive Officer is entitled to receive a cash bonus award ("Award") based upon the accomplishment of specific performance goals established by the committee appointed by the Board of Directors (which shall be the Compensation and Stock Option Committee) (the "Committee") to administer the Plan. Not later than 90 days after the beginning of each Plan Year, the Committee shall establish (i) the performance goals for the Plan Year, (ii) the maximum cash value of the

Award to be paid to the participant with respect to the Plan Year if all performance goals and other terms for such Plan Year are satisfied (the "Target Award"), and (iii) the method for computing the actual cash amount earned for a Plan Year by the participant if and to the extent that such goals are satisfied. The Target Award to be paid to the participant in a Plan Year may not, however, exceed 200% of the participant's total cash compensation for the given Plan Year. The Committee shall establish the objective performance goals based on the following criteria: pre-tax earnings, stock price, return on average capital, selling, general and administrative costs and safety. Based on the level of achievement of the pre-established performance goals, the cash amount earned for a Plan Year by the participant shall be determined by the Committee for the Plan Year. No compensation was paid under the CEO Plan for the fiscal year ended June 30, 1999.

SUMMARY

     The Company's executive compensation program encourages executives to increase profitability and stockholder value. The emphasis on incentive compensation for executives is consistent with the pay-for-performance policy applied throughout the Company. The Committee believes this approach provides competitive compensation and is in the best interests of the stockholders.

              SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS:

              Alvin R. Carpenter, Chairman
              Donna M. Alvarado
              Jerry E. Dempsey
              Steven R. Berrard

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's ("S&P") 500 Stock Index and the S&P Steel Industry Group Index for the period of five years commencing on July 1, 1994 and ending on June 30, 1999. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on July 1, 1994, and that all dividends were reinvested.

                                                    BIRMINGHAM STEEL
                                                       CORPORATION                   S&P 500                 S&P STEEL GROUP
                                                    ----------------                 -------                 ---------------
1994                                                       100                         100                         100
1995                                                        69                         126                          91
1996                                                        64                         159                          79
1997                                                        61                         214                          89
1998                                                        50                         279                          82
1999                                                        18                         342                          78

                                AGENDA ITEM TWO

               APPROVAL AND RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors of the Company has, subject to approval and ratification by the stockholders, selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending June 30, 2000. The Company has been informed that neither Ernst & Young LLP nor any of its partners has any direct or indirect financial interest in the Company or any of its subsidiaries, or has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by the stockholders entitled to vote on the matter will be required to approve the selection of Ernst & Young LLP as independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL AND RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     The Company's Bylaws require that notice of nominations to the Board of Directors proposed by stockholders be received by the Secretary of the Company, along with certain other specified material, at least 60 days prior to the first anniversary of the preceding year's annual meeting of stockholders. Accordingly, notice of proposed nominees to the Board of Directors must be received by the Secretary of the Company no later than October 18, 2000. Any stockholder who wishes to nominate a candidate for election to the Board should obtain a copy of the relevant section of the Bylaws from the Secretary of the Company.

     Proposals of stockholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the 2000 annual meeting must be received by the Secretary of the Company no later than June 20, 2000 in order to be considered for inclusion in the 2000 proxy statement. In order for proposals of shareholders made outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary of the Company no later than October 18, 2000.

                                    GENERAL

     The Board of Directors of the Company is not aware of any matters other than the aforementioned matters that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

     The cost of preparing, printing and mailing this Proxy Statement and of the solicitation of proxies by the Company will be borne by the Company. Solicitation will be made by mail and, in addition, may be made by directors, officers and employees of the Company personally, or by telephone, telegram, courier service, telecopier, or the Internet. The Company has entered into an agreement with ChaseMellon Consulting Services, L.L.C. pursuant to which ChaseMellon will assist the Company with its solicitation of proxies. ChaseMellon is to receive a fee of $12,500 for such services.

     The Company will request brokers, custodians, nominees, and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

     The Company will provide to any stockholder of record, without charge, upon written request to its Corporate Secretary, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON WE URGE YOU TO EXECUTE AND RETURN THE ENCLOSED GREEN PROXY CARD IN THE REPLY ENVELOPE PROVIDED.

                                          By Order of the Board of Directors,

                                          (/s/ Catherine W. Pecher)
                                          Catherine W. Pecher
                                          Vice President and Secretary

December 7, 1999

                                     PROXY
                          BIRMINGHAM STEEL CORPORATION

   This proxy is solicited on behalf of the Board of Directors for use at the 1999 Annual Meeting of Stockholders to be held on December 17, 1999. The undersigned hereby appoints John D. Correnti and Catherine W. Pecher, and each of them, attorneys and proxies with full power of substitution, to vote in the name of and as proxy for the undersigned at the Annual Meeting of Stockholders of Birmingham Steel Corporation to be held on Friday, December 17, 1999 at 10:00 a.m. local time at the Sheraton Perimeter Park South Hotel, Highway US 280 at Interstate 459, Birmingham, Alabama, and at any adjournment or postponement thereof, according to the number of votes that the undersigned would be entitled to cast if personally present.

   PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED, IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR ALL NOMINEES REFERRED TO IN PROPOSAL (1) AND FOR THE PROPOSAL REFERRED TO IN PROPOSAL (2).

[X] Please mark your votes as in this sample

1.   To elect the following nominees as directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified: John D. Correnti, Donna M. Alvarado, Steven R. Berrard, Alvin R. Carpenter,
     C. Stephen Clegg, Jerry E. Dempsey, Robert M. Gerrity, Robert D. Kennedy, James W. McGlothlin, Richard de J.
     Osborne, Robert H. Spilman, and James A. Todd, Jr.
     [ ] FOR all nominees listed above (except as indicated to the contrary        [ ] WITHHOLD AUTHORITY
     below)

     -------------------------------------------

        Proposals continued on reverse side/please sign on reverse side

2.   To approve and ratify the selection of Ernst & Young LLP as the independent auditors for the Company and its subsidiaries for the fiscal year ending June 30, 2000.
     [ ] FOR                                [ ] AGAINST                                         [ ] ABSTAIN
3.   To consider and take action upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

                                                The undersigned revokes any
                                                prior proxies with respect to
                                                the shares covered by this
                                                Proxy.

                                                Dated:                    , 1999
                                                  --------------------------

                                                --------------------------------
                                                           Signature

                                                --------------------------------
                                                           Signature

                                                --------------------------------
                                                            Title(s)

This Proxy should be dated and signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.